AMENDMENT TO
                              MANAGEMENT AGREEMENT

         This Amendment dated as of May 1, 2005, is to the Management Agreement made as of the 10th day of October, 1986, as amended August 1, 1995, (the "Agreement") by and between Franklin New York Tax-Free Trust, a Massachusetts business trust (the "Trust"), on behalf of FRANKLIN NEW YORK TAX-EXEMPT MONEY FUND (the "Fund") series of the Trust, and Franklin Advisers, Inc., a California corporation, (the "Manager").

                                   WITNESSETH:

         WHEREAS, both the Manager and the Trust wish to amend Paragraph 4A of the Agreement; and

         WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following amendment at a meeting on April 19, 2005.

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree to amend Paragraph 4A of the Agreement to read as follows:

         A. For purposes of calculating such fee, the value of the net assts of the Fund shall be determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of Fund shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The rate of the daily management fee payable by the Fund shall be as follows:

                  1/584 of 1% (0.625% annually) of the value of net assets up to and including $100,000,000; and
                  1/730 of 1% (0.500% annually) of the value of net assets over $100,000,000 and not over $250,000,000; and
                  9/7,300 of 1% (0.450% annually) of the value of net assets over $250,000,000; and not over $10 billion; and 11/9,125 of 1% (0.440% annually) of the value of net assets over $10 billion and not over $12.5 billion; and 21/18,250 of 1% (0.420% annually) of the value of net assets over $12.5 billion and not over $15 billion; and 2/1,825 of 1% (0.400% annually) of the value of net assets over $15 billion and not over $17.5 billion 19/18,250 of 1% (0.380% annually) of the value of net assets over from $17.5 billion and not over $20 billion; and 9/9,125 of 1% (0.360% annually) of the value of net assets in excess of $20 billion.

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.


FRANKLIN NEW YORK TAX-FREE TRUST


By:    /s/Murray L. Simpson
          Vice President and Secretary


FRANKLIN ADVISERS, INC.


By:
       /s/Martin L. Flanagan
          President